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                             SUBSCRIPTION AGREEMENT

                                To Purchase Units

                               THE OXBOW FUND, LLC
                            c/o C.J.M. Planning Corp.
                               223 Wanaque Avenue
                         Pompton Lakes, New Jersey 07442
                                 (973) 831-8020

1. Upon the terms and conditions contained in this Subscription Agreement, the undersigned hereby subscribes for and agrees to purchase the number of limited liability company units (the "Units") of The Oxbow Fund, LLC, a New Jersey limited liability company (the "Fund") set forth below. The undersigned has executed and delivered this Subscription Agreement in connection with the registration of Units described in the Fund's Registration Statement on Form N-2 dated November 15, 1999, as amended.

2. The undersigned agrees to purchase the Units subscribed for herein at the subscription price (the "Subscription Price") of $100,000, and prior to the effective date of the Registration Statement, will deliver a check, bank draft or money order payable to "The Oxbow Fund, LLC" in an amount equal to the total Subscription Price of all Units subscribed for herein.

3. The undersigned is acquiring its interest in the Fund (not as nominee or agent) for investment and not with view to, or for sale in connection with, any distribution thereof (in whole or in part). The undersigned has no present intention of distributing, transferring, reselling or redeeming any portion of its interest in the Fund.


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THE FOLLOWING IS TO BE COMPLETED BY THE UNDERSIGNED:

(   1,000   )     Number of Units
 -----------

   $100,000       Total Subscription Price Due
 -----------

C.J.M. ASSET MANAGEMENT, LLC
223 Wanaque Avenue
Pompton Lakes, New Jersey 07442


By:  /s/ Joseph C. Musumeci
   ----------------------------
Name:  Joseph C. Musumeci
Title: Chief Executive Officer

Dated:  February 29, 2000
      -------------------------


TO BE COMPLETED BY THE FUND:

Accepted as of  March 1, 2000
               ----------------

THE OXBOW FUND, LLC


By: /s/ S. Charles Musumeci, Jr.
   ------------------------------
Name:  S. Charles Musumeci, Jr.
Title: President